Exhibit 99.1
FOR IMMEDIATE RELEASE:

DATE: June 30, 2026

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com

Kennametal Names Amanda Cole Vice President and Chief Human Resources Officer; Judith Bacchus to Retire after 20 years at the Company

PITTSBURGH, June 30, 2026 — Kennametal Inc. (NYSE: KMT) announced today the appointment of Amanda Cole as Vice President and Chief Human Resources Officer, effective July 21, 2026.
Cole brings more than 20 years of experience in leading enterprise-wide transformation, cultural evolution and talent strategy, most recently serving as Vice President of Human Resources, Electrical & Electronic Solutions Business and IT & Digital Functions at Wesco International, Inc. She will succeed Judith Bacchus, who will retire on or about October 1, 2026, after more than 20 years at the company.
“Amanda is an accomplished Human Resources leader in the industrial space who brings a technically grounded, cross-functional perspective and a strong focus on continuous improvement,” said Sanjay Chowbey, President and CEO. “I am confident that she will be a key partner to the Board of Directors and Executive Leadership Team while helping us further shape our culture, build capability and drive performance.”
Chowbey continued, “I also want to thank Judy for her nearly two decades of leadership at Kennametal. Since joining the company in 2006, she has played a central role in strengthening our organization by building our global talent strategy, advancing our culture and leading critical functions including human resources, communications and environmental, health, safety and quality. We wish her all the best in retirement and appreciate her partnership in ensuring a seamless transition with Amanda over the coming months.”

About Amanda Cole
As Vice President and Chief Human Resources Officer, Cole will be accountable for all human resources globally. In addition, she will oversee the company’s internal and external corporate communications function and environmental, health, safety and quality (EHSQ) activities.
Most recently, Cole was Vice President of Human Resources Electrical & Electronic Solutions Business and IT & Digital Functions at Wesco International, Inc. where she led the HR strategy for a multibillion-dollar global business unit and enterprise IT/Digital functions, supporting 6,500 employees globally.

Prior to that, she served in various human resources leadership roles at Wesco International, Inc. and has experience in Lean and process improvement, as well as leading training and development. She started her career at Newell Rubbermaid as a Project Manager and Manufacturing Engineer.
Cole has a Bachelor of Science degree in industrial engineering from Penn State University and Master of Business Administration from University of Baltimore.

About Kennametal
With over 85 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,100 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2 billion in revenues in fiscal 2025. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.
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